FORM 8-A/A

                                 AMENDMENT NO. 1

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Dura Pharmaceuticals, Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                             95-3645543
--------------------------------               -------------------
(State of incorporation or                     (I.R.S. Employer
organization)                                  Identification No.)

                7475 Lusk Boulevard, San Diego, California 92121
             -------------------------------------------------------
               (Address of principal executive offices) (zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                  Name of each exchange on which
to be so registered                  each class is to be registered

Not applicable.                      Not applicable.

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

                 3 1/2% Convertible Subordinated Notes due 2002
                                (Title of class)



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     The registrant hereby amends Items 1 and 2 of its Form 8-A dated July 22,
1997.

Item 1: Description of Registrant's Securities to be Registered.

Item 1 is amended by adding thereto the following:

     Dura Pharmaceuticals, Inc. ("Dura"), Elan Corporation, plc ("Elan"), and Carbon Acquisition Corp. ("Carbon"), a wholly owned subsidiary of Elan, entered into an Agreement and Plan of Merger, dated as of September 10, 2000 (the "Merger Agreement"), whereby Carbon merged with and into Dura and Dura became a wholly owned subsidiary of Elan (the "Merger"). The Merger was completed on November 9, 2000 (the "Effective Time"). Pursuant to the Merger, each share of Dura common stock, par value $.001 per share (the "Common Stock"), was converted into 0.6715 (the "Exchange Ratio") of an Elan American depositary share (an "Elan ADS"). Each Elan ADS represents one Elan Ordinary Share, par value 5 Euro cents, and is evidenced by one Elan American depositary receipt.

     In connection with the Merger, Dura and Chase Manhattan Bank and Trust Company, National Association, as Trustee, entered into a supplement ("Supplemental Indenture No. 1") to the Indenture governing the Dura 3 1/2% Convertible Subordinated Notes due 2002, providing, among other things, that the Notes are now convertible into Elan ADSs. The new Conversion Price for the Notes is $75.4058, subject to adjustment as provided in the Indenture. The Notes otherwise continue to be governed by the terms of the Indenture, as supplemented. The foregoing summary is qualified by reference to Supplemental Indenture No. 1, which is filed as an exhibit hereto and incorporated herein by reference.

Item 2 is amended by adding thereto the following exhibit:

Item 2: Exhibits.

     5. Supplemental Indenture No. 1, dated as of November 9, 2000, among Dura and Chase Manhattan Bank and Trust Company, National Association, as Trustee.



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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              DURA PHARMACEUTICALS, INC.



                              By:  /s/Mitchell R. Woodbury
                                   -----------------------------------------
                                   Name:   Mitchell R. Woodbury
                                   Title:  Senior Vice President and
                                           General Counsel

Date:  November 9, 2000